Exhibit 4.54

English Translation

Leshi Internet Information & Technology (Beijing) Co., Ltd.

and

Shanghai Quan Toodou Network Science and Technology Co., Ltd.

Agreement for Establishing a Joint Venture

Party A: Leshi Internet Information & Technology (Beijing) Co., Ltd.

Legal representative: Yueting Jia

Party B: Shanghai Quan Toodou Network Science and Technology Co., Ltd.

Legal representative: Bin Yu

Both parties enter into this Agreement in Beijing, China as of                     , 2011.

WHEREAS,

1.	Party A is the owner and operator of letv.com, which is a company listed in GEM board of A-share market in China and also China’s No.1 film and TV drama website.

2.	Party B is the owner and operator of Tudou.com (with the domain name www. tudou.com, hereinafter referred to as “Tudou.com”).

3.	letv.com and Tudou.com are willing to give full play to their advantages in their respective areas and jointly seize upon market opportunities. Through friendly consultation, both parties hereby enter into this Agreement with respect to the establishment of a joint venture company (“JVC”) with the investment from both parties. This Agreement summarizes the basic consensus of both parties on making joint investments to establish the JVC.

NOW, THEREFORE, both parties, after friendly negotiations, agree below:

Chapter 1 Establishment of the JVC

Article 1: Name of the JVC: [Shanghai TuDou LeTV Film & TV Co., Ltd.] (temporary name, with the final name being subject to the approval and registration of competent administration for industry and commerce)

Article 2: The registered address of the JVC will be located in Shanghai Zizhu Science Park, and the registered site will be provided by Party B for free.

Article 3: Registered capital of the JVC: RMB 1 million, and both parties shall make capital contributions in cash.

Article 4: Nature of the JVC: limited liability company.

Article 5: Orientation of the JVC: the JVC will conduct independent accounting and assume sole responsibility for its profits or losses, while both shareholders shall receive their shares of profits and take the risks and losses according to the agreed proportions.

Chapter 2 Purpose, Scope and Scale of Business

Article 6: The business purpose of the JVC is to purchase and sell copyright based on the principle of equality and mutual benefit in order to secure satisfactory economic benefits of the investors.

Article 7: Business scope of the JVC covers: purchase and sale of network copyrights of domestic films and TV dramas.

Both parties shall render necessary assistance and take necessary actions to cause the JVC to obtain the approvals, licenses and registrations of competent governmental departments regarding the foregoing business scope.

Chapter 3 Registered Capital and Shareholding Structure

Article 8: The registered capital of the JVC is RMB 1 million. Wherein, Party A will contribute RMB 510,000 in cash and hold 51% of the equity in the JVC; Party B will contribute RMB 490,000 in cash and hold 49% of the equity in the JVC; both parties shall make full contributions to the JVC within thirty working days upon opening of the capital verification account of the JVC. Either party that defaults on capital contributions shall pay overdue interest according to law, and if such default continues for thirty working days, the other party will have the right to terminate this Agreement immediately. At appropriate time and subject to the consent of both parties, other cooperation parties may be introduced in the form of capital increase, and details including the valuation and shareholding structure of the JVC at the time of capital increase shall then be separately discussed by both parties.

Article 9: In case either party to the JVC intends to transfer all or part of its contributions in the JVC to any third party, such party shall obtain the prior written consent of the other party, which shall have the right of first refusal, except where the transferring party transfers all or part of its contributions in the JVC to a related company within the scope of the consolidated financial statements of the listed group to which it belongs (in the case of Party A, it means Party A itself, and in the case of Party B, it means Tudou Holdings Limited).

[Notwithstanding the foregoing provision, in any case, without the prior written consent of the other party, either party may not directly or indirectly transfer its equity in the JVC, in whole or in part, to any third party company that engages in any Internet video business competitive against the other party or any related company of such company, and in such case, the party with dissent to such transfer shall have no obligation to purchase the equity of the other party.]

Chapter 4 Business Organization Mode of Both Parties to Joint Venture

Article 10: The JVC shall conduct business based on the following principles:

The business management team (“Copyright Management Committee”) of the JVC established by both parties according to Article 18 hereof will be responsible for jointly determining the list of films and TV dramas that the JVC needs to purchase, wherein, the personnel appointed by Party A will be responsible for specific purchase and distribution, while relevant personnel of Party B will be responsible for the supervision on the purchase and distribution prices. Both parties will consult with each other and decide whether there is a need to continue capital injection based on the actual fund utilization conditions of the JVC. If there is indeed such a need, both shareholders shall contribute such extra funds into the JVC by means of capital increase or other methods meeting the provisions of applicable laws, according to their respective proportions of contributions to the JVC. If the personnel dispatched to the JVC by either party commit any act of jobbery, such personnel will receive severe punishment, and the losses caused to the JVC or the other party by such personnel shall be borne by the party dispatching such personnel, which shall also provide sufficient compensation to the JVC and the other shareholder.

Chapter 5 Shareholders Meeting, Board of Directors and Board of Supervisors

Article 11: General shareholders meeting is the supreme organ of power of the JVC and has the power to decide on all significant matters of the JVC, including but not limited to the following:

1.	Dissolution and liquidation of the JVC;

2.	Change of registered capital;

3.	Amendment to articles of association of the JVC;

4.	Merger, strategic cooperation, joint operation, division, dissolution, liquidation, acquisitions, asset or equity transactions, reorganization or restructuring, among other matters;

5.	Deliberation and approval of profit distribution plans and plans for making up losses;

6.	Operation policies and investment plans of the JVC;

7.	Election and replacement of directors and supervisors, and decision on matters related to compensation of directors and supervisors;

8.	Deliberation and approval of the annual financial budget plans and actual budget plans of the JVC;

9.	Deliberation and approval of reports of board of directors and board of supervisors;

10.	Resolution on the issuance of corporate bonds by the JVC;

11.	Other matters requiring resolutions of the shareholders meeting as specified in the articles of association of the JVC.

Resolutions made by shareholders meeting regarding any matter shall be adopted by the shareholders representing more than two thirds of the voting rights.

Article 12: The JVC will set up a board of directors, which will make decisions on the day to day affairs of the JVC as agreed in the articles of association of the JVC. The board of directors will exercise the following powers:

1.	Convene shareholders meeting and report to the shareholders meeting on its work;

2.	Implement resolutions of shareholders meeting;

3.	Decide on the business plans and investment plans of the JVC;

4.	Prepare annual financial budget plans and actual budget plans of the JVC;

5.	Prepare profit distribution plans and plans for making up losses of the JVC;

6.	Prepare the plans of the JVC to increase or decrease the registered capital and issue corporate bonds;

7.	Prepare the plans of the JVC for merger, strategic cooperation, joint operation, division, acquisitions, asset or equity transactions, reorganization or restructuring, change of legal form, dissolution and liquidation;

8.	Decide on the setup of other internal management organs of the JVC except the Copyright Management Committee;

9.	Retain or dismiss the general manager, financial officer and other senior management personnel of the JVC and decide on matters related to their compensation;

10.	Formulate the basic management system of the JVC;

11.	Other powers specified in the articles of association of the JVC.

Article 13: The board of directors consists of four persons, two of whom are appointed by Party A and the other two appointed by Party B, with one chairman and one vice chairman. The position of chairman shall be taken by a director appointed by Party B, while the position of vice chairman shall be taken by a director appointed by Party A. Both shareholders shall elect the persons nominated according to this Article 13 as directors, and the board of directors shall elect relevant directors as the chairman and vice chairman according to this Article 13. Directors shall serve a term of three years and be eligible for reelection upon expiry of their term.

Article 14: Regular meetings of the board of directors shall be held at least twice each year and be convened by the chairman, and the minutes of meetings shall be kept on file. When the chairman is unable to perform his/her duties due to any cause, he/she may temporarily authorize the vice chairman as his/her representative.

Article 15: The JVC shall set up a board of supervisors, which consists of two members respectively appointed by both parties and will supervise the board of directors and the management.

Chapter 6 Business Management Office

Article 16: The business management office of the JVC will be responsible for the daily operation and management of the enterprise and will have one general manager to be nominated by Party A. The board of directors shall employ the candidate nominated by Party A as the general manager, who will serve a term of three years.

Article 17: The general manager shall serve as the legal representative of the JVC. The duties of the general manager include implementing various resolutions made on meetings of the board of directors, organizing and leading the daily production, operation and management of the JVC.

Article 18: The Copyright Management Committee of the JVC will be jointly established by both parties, each party shall dispatch two persons to form a management team consisting of four persons, and the Committee will discuss the purchase and distribution matters of the JVC. When conducting business, the JVC may carry out specific business operations including purchase and distribution only after obtaining the unanimous consent of these four persons.

Article 19: The financial officer of the JVC will be a person nominated by Party B, and the board of directors shall employ the candidate nominated by Party B as the financial officer. The financial officer shall submit financial statements to both parties on a monthly basis. The financial system of the JVC shall be submitted to the board of directors for discussion and adoption.

Chapter 7 Personnel Management and Expenses

Article 20: Both parties shall respectively bear the expenses for dispatching their personnel, and other expenses incurred for conducting business shall still be borne by the JVC besides their salaries.

Article 21: If the JVC needs other employees, then the employment, dismissal, labor insurance, life benefits, rewards and punishments and other matters of the employees of the JVC shall be specified in the labor contracts entered into between the JVC and relevant employees, subject to the proposals prepared by the board of directors through discussion, and according to the provisions of applicable national laws and regulations. The employment, salary, rewards and travel expense standards of the senior management personnel recommended by both parties shall be decided at meetings of the board of directors.

Chapter 8 Term and Profit Sharing of the JVC

Article 22: The business term of the JVC shall be ten years, commencing from the date when the business license of the JVC is issued, and may be extended after both parties reach consensus through negotiation.

Article 23: Based on the operation situations of each year, the JVC may distribute profits subject to the approval of shareholders meeting if there are profits, and the specific scheme shall be developed according to resolutions of shareholders meeting. The proportions of profit distribution will be: 55% for Party A; 45% for Party B.

Chapter 9 Exclusivity Clauses

Article 24: All copyrights purchased by the JVC may not be sold to or swapped with the operator of Youku.com (www.youku.com) and any related company thereof; Party A has the right to require the JVC not to sell copyrights to or swap with Qiyi.com (www.qiyi.com).

Article 25: Without the prior written consent of the other party, neither party may privately cooperate with any third party to establish any company that engages in the business identical, similar to or competitive against the business of the JVC or enter into with any third party any agreement or arrangement with the business identical, similar to or competitive against the business of the JVC. In case of any breach, the breaching party shall pay the other party a penalty in the amount of RMB 10 million, and if the penalty is insufficient to make up the losses suffered by the other party, the other party may make further recourse.

Chapter 10 Termination

Article 26: In case the business term of the JVC expires and both parties fail to unanimously decide on the extension, or if the shareholders meeting unanimously approves the premature dissolution of the JVC, the JVC shall be dissolved. Additionally, should any of the following circumstance occur, either party shall have the right to demand the dissolution of the JVC by notifying the other party in writing 30 days in advance:

1.	Either party seriously breaches this Agreement and fails to correct such breach within 30 days upon receipt of the notice issued by the non-breaching party with respect to such breach, but the breaching party has no right to terminate this Agreement;

2.	The JVC stops doing business, or is unable to repay debts that become due or unable to continue its business operations as a going concern; or either party to this Agreement falls into bankruptcy or liquidation proceedings, insolvency or all or part of its assets are received by a duly appointed receiver.

Article 27: Upon occurrence of any of the dissolution matters specified in Article 26 hereinabove, both parties shall jointly set up a liquidation team to liquidate the assets and debts of the JVC. Upon liquidation of the JVC, if there is any remaining property available for distribution to the shareholders, then such property shall be distributed between the shareholders based on their respective contribution proportions.

Chapter 11 Representations, Warranties and Undertakings

Article 28: Each party hereby represents, warrants and undertakes to the other party that:

1.	It is a company duly incorporated and validly existing under the laws of the People’s Republic of China and has all the capacities required to execute and perform this Agreement. It has duly obtained the full authority required to execute, deliver and perform this Agreement through all necessary corporate acts. The signatory executing this Agreement on its behalf has obtained appropriate authority, and this Agreement shall be binding upon such party upon execution and delivery by the signatory.

2.	The execution, delivery and performance of this Agreement do not and will not (1) violate, contravene or cause to be violated any provision of its articles of association (or similar constitutive documents), (2) go against or conflict with any law applying to it, or (3) breach any contract to which it is a party, which breach will affect the validity of this Agreement and any performance hereunder.

3.	There is no pending action by or against such party, which is reasonably believed to be likely to affect the legality, validity or enforceability of this Agreement.

4.	Each party undertakes to the other party that it will try its utmost efforts to cause the JVC to comply with the provisions hereof in every respect.

Chapter 12 Indemnification

Article 29: Without prejudice to any other stipulation hereof, each party shall defend, indemnify and hold harmless the other party and its related parties, officers, directors, employers, agents, successors and assigns (collectively “Indemnified Parties”) from and against any loss, damage, claim and expense (including expenses of investigation and defend, reasonable attorney’s fees and other expenses) arising out of or in connection with (a) breach by such party of any representation or warranty under this Agreement, or (b) breach by such party of any undertaking or agreement made herein, and shall compensate the Indemnified Parties for all the foregoing losses sustained.

Chapter 13 Applicable Law and Arbitration

Article 30: The execution, validity, interpretation and performance of this Agreement as well as the settlement of any dispute hereunder shall all be governed by the law of the People’s Republic of China.

Article 31: Any dispute arising out of or in connection with this Agreement shall be settled by both parties through friendly consultation. In case such dispute cannot be settled through consultation within ninety (90) days thereafter, either party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) Shanghai Sub-commission for arbitration in Shanghai according to the arbitration rules of CIETAC then in effect and the provisions of this Chapter Thirteen. The arbitration shall be conducted in Chinese.

Article 32: The arbitral tribunal (“Arbitral Tribunal”) shall consist of three (3) arbitrators. The party applying for arbitration has the right to designate one (1) arbitrator, and the other party also has the right to designate another arbitrator. The third arbitrator shall be designated by Director of CIETAC and will serve as the chief arbitrator.

Article 33: The arbitral award made by the Arbitral Tribunal according to the provisions of this Chapter 13 shall be final. Both parties shall try their utmost efforts to cause such arbitral award to be implemented timely, and shall render all necessary assistance. Unless otherwise specified in the arbitral award, the losing party shall bear the expenses of CIETAC and the Arbitral Tribunal, arbitration costs, reasonable attorney’s fees, expenses of arbitration proceedings as well as all the costs and expenses in connection with the implementation of any arbitral award. The Arbitral Tribunal shall make a ruling on the assumption of expenses by respective parties that are not specified in this Article 33.

Chapter 14 Miscellaneous

Article 34: This Agreement is made in quadruplicate and shall come into effect upon signature and stamping by both parties. This Agreement shall be terminated as of the date when the JVC is dissolved or either party is no longer a shareholder of the JVC.

Article 35: Each party has the obligation to keep confidential any confidential or proprietary information in connection with the business of the JVC and those regarding the other party (including any of its related parties) known due to the execution and performance of this Agreement, including but not limited to intellectual property rights, know-hows, financial information, supplier and customer information as well as business secrets (collectively referred to as “Confidential Information”). For avoidance of doubt, the following information is not confidential information:

1.	Information that is already in public domain not due to the revelation or disclosure by either party in violation of this Agreement or other obligations of confidentiality;

2.	Information that is legally obtained by either party from a third party having the right to disclose such information under no obligation of confidentiality; and

3.	Information that is legally known by one party prior to the disclosure by the other party.

Neither party may use the Confidential Information for any purpose other than performing its obligations hereunder. Without the written consent of the other party, neither party may disclose such Confidential Information to any third party. Either party may disclose such Confidential Information to its employees, directors, shareholders, managers, accountants, attorneys, consultants and agents with a need to know such Confidential Information for purposes of performing this Agreement; and Party A acknowledges that, as a member of Tudou Holdings Limited which has been listed in USA, Party B may disclose the Confidential Information to Tudou Holdings Limited or any of its wholly-owned subsidiaries for purposes of performing this Agreement; provided, however, that such party shall ensure those persons who know the Confidential Information due to its disclosure will also comply with the obligation of confidentiality and shall be liable for any breach by those persons of the obligation of confidentiality.

Article 36: Without the prior written consent of the other party, neither party may release any news or notice in connection with this Agreement or the subject matter described herein, nor communicate with the media with respect to any matter related to this Agreement or the subject matter described herein. With respect to the information that must be disclosed according to the mandatory provisions of the laws applicable to either party or any of its related parties or any order or instruction of any governmental department (including the laws and regulations or stock exchange rules of the place where the stocks of Party A or Tudou Holdings Limited are listed), both parties shall enter into proactive and good faith cooperation and reach consensus with respect to the information disclosure of Party A and/or Tudou Holdings Limited in advance.

Article 37: All notices, assertions of rights, claims, requests and other communications under this Agreement shall be given in writing, and delivered by hand, courier service, fax, email, registered mail (postage prepaid and receipt required) to the address of the other party as listed below (or other addresses notified by the other party 15 days in advance according to the provisions of this Article 37):

(1) If delivered to Party A:

Leshi Internet Information & Technology (Beijing) Co., Ltd.

Address:

Attention:

Fax:

Email:

(2) If delivered to Party B:

Shanghai Quan Toodou Network Science and Technology Co., Ltd.

Address:

Attention:

Fax:

Email:

Article 38: Should any clause or other provisions hereof be found invalid, illegal or unenforceable according to any law, the remaining clauses and provisions shall remain in full force and effect. If any clause or other provisions are found invalid, illegal or unenforceable, both parties shall conduct good faith consultation to modify this Agreement in the manner as close to the original intention of both parties as possible.

Article 39: This Agreement shall supersede all the prior agreements between both parties with respect to the subject matter described herein.

Article 40: Any waiver by either party of the breach of any clause or term shall not be construed as any subsequent waiver by such party of the same clause or term or any other clause or term hereof. Failure of either party to exercise any right under this Agreement shall not constitute the waiver of such right.

Article 41: This Agreement may only be amended in writing signed by both parties.

Article 42: Unless otherwise agreed by both parties in writing, each party hereto shall independently bear the expenses incurred by it in connection with the execution and performance of this Agreement.

Article 43: Should there by any discrepancy or inconsistence between the terms of this Agreement and the provisions of the articles of association of the JVC, the former shall prevail.

Party A (seal): [Seal: Leshi Internet Information & Technology (Beijing) Co., Ltd.] Signature of representative:	Party B (seal): [Seal: Shanghai Quan Toodou Network Science and Technology Co., Ltd] Signature of representative: October 17, 2011